Exhibit 99.1

Dave & Buster’s Completes Acquisition of Main Event

DALLAS, June 29, 2022 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced the completion of its acquisition of Main Event from Ardent Leisure Group Limited (ASX: ALG) (“Ardent Leisure”) and RedBird Capital Partners (“RedBird”), following regulatory review and approval from Ardent Leisure shareholders. As previously announced in April 2022, the transaction was unanimously approved by both Boards of Directors. Chris Morris, the current CEO of Main Event has been named CEO of Dave & Buster’s and a member of its Board of Directors.

“We are very excited to officially welcome the Main Event team to Dave & Buster’s and to begin capitalizing on the enormous opportunity that this combination creates,” said Kevin Sheehan, Chairman of the Board. “These two brands perfectly complement each other, and their joining puts our Company in a strategically unparalleled position for accelerated, profitable growth under the leadership of Chris Morris. Chris’ track-record of effective execution and prudent leadership will be invaluable in unlocking additional value for our shareholders.”

Chris Morris, incoming CEO, said: “I am thrilled to be given the opportunity to lead Dave & Buster’s at such an exciting inflection point for the Company. We have created a combination of brands and people that will enhance our relationships with our guests and allow us to provide them with even better experiences. This is truly a transformational time for our Company, and I look forward to embarking on this journey. On behalf of the entire Dave & Buster’s family, I would like to thank Kevin for his leadership and recognize his success at accelerating change at the Company.”

Investor Conference Call and Webcast

Management will hold a conference call to report combined historical results on Tuesday, July 12, 2022 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Kevin Sheehan, Board Chair, Chris Morris, CEO, and Michael Quartieri, CFO, will be presenting on the call. Participants can access the conference call by dialing toll-free (877) 883-0383. The international dial-in for participants is (412) 902-6506. The listener/participant access code is 6087279. A replay will be available after the call for one year beginning at 9:30 a.m. Central Time (10:30 a.m. Eastern Time) and can be accessed by dialing toll-free (877) 344-7529 or by the international toll number (412) 317-0088; the replay access code 6701176. Additionally, a live and archived webcast of the conference call will be available under the Investor Relations section at www.daveandbusters.com.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster’s Entertainment, Inc., is the owner and operator of 147 venues in North America that combine entertainment and dining and offer customers the opportunity to “Eat Drink Play and Watch,” all in one location. Dave & Buster’s offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster’s currently has stores in 41 states, Puerto Rico, and Canada.

About Main Event

Founded in 1998, Dallas-based Main Event operates 50 centers in 17 states across the country. Main Event offers the most fun under one roof with state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. Main Event is a  premier sponsor of Special Olympics International, supporting via fundraising and serving as a venue for Special Olympics events nationwide. Main Event also is a proud partner of the Dallas Cowboys. For more information, visit mainevent.com

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the coronavirus pandemic. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the pandemic and new coronavirus variants on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; the implementation and duration of government-mandated and voluntary shutdowns and restrictions; the speed with which our stores safely can be reopened and fully operated and the level of customer demand following reopening and full operations; the economic impact of the pandemic and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the pandemic; the impact of competition; the seasonality of the Company’s business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the pandemic; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Michael Quartieri, SVP & Chief Financial Officer

Dave & Buster’s Entertainment, Inc.

(972) 813-1151

michael.quartieri@daveandbusters.com